Exhibit 99.1

SCIENTIFIC GAMES STRENGTHENS EXECUTIVE TEAM FOR

FUTURE GROWTH

NAMES INTELSAT CHAIRMAN AS CEO AS OF JANUARY 2009

NEW YORK, NY—April 29, 2008 —  Scientific Games Corporation [Nasdaq: SGMS] announced a move to strengthen and ensure continuity in the strategic and operating management of the lottery and gaming company during its continued expansion in international markets.

A. Lorne Weil, the Company’s Chairman and Chief Executive Officer, has advised the Company that, consistent with his employment contract, he will relinquish his duties as CEO at the end of December 2008 and will continue on with the Company as its Chairman through 2009 and for at least two more additional years. Mr. Weil today announced that Joseph R. Wright Jr., Chairman of Intelsat, Ltd., will replace him as Chief Executive Officer of Scientific Games on January 1, 2009.  He will resign his position at Intelsat, effective May 1, 2008, and become Vice Chairman of Scientific Games’ Board of Directors at that time. Mr. Wright has been a member of the Scientific Games Board of Directors since 2004.

Said Mr. Weil “The Board and I are very pleased to have Joe join our senior management team; he has been a trusted advisor and member of our Board for nearly four years. His relevant experience and outstanding track record in both government and industry will be an invaluable addition to Scientific Games. As Chairman of Intelsat, Ltd., the world’s leading provider of fixed satellite services, and former Chief Executive Officer of PanAmSat Corporation, Joe brings to us a focus on financial controls and discipline, astute technology management, and important domestic and international governmental relations skills.”

Mr. Weil continued “We are equally pleased that Michael Chambrello will continue as President and Chief Operating Officer through at least 2010 as well. Mike, who has been the architect of both the strategy and execution of our recently launched activities in China, will continue to be the primary touchpoint to all our markets and customers around the world, as well as the principal day-to-day manager of our global operating organization.”

Further commenting Mr. Weil said “In my continuing role as Chairman, I will devote my time to overall strategic and organizational guidance, M&A, and new business development, as well as maintaining personal contact with key worldwide customers and other business partners with whom I’ve established personal relationships over the years. I have agreed with the Board to extend my current employment agreement through the end of 2011, subject to the evergreen provision thereafter.”

“I am pleased to be joining the Scientific Games team on a full-time basis,” said Mr. Wright.  “I believe that Scientific Games is well positioned to substantially expand its international presence, particularly in China. I look forward to working with the Board and the current management team at this exciting time in the Company’s history.”

Mr. Weil concluded “With a strong management team in place and our core strategies including expansion of instant ticket manufacturing capacity through our planned year-end plant opening in China, the recently completed integration of OGT, the success of the WAVE terminal in North America and planned rollout in Italy, growth of multi-state and multi-national licensed games like Deal or No DealTM and Indiana JonesTM, performance of our Global Draw products for William Hill in the UK and CIE in Mexico, and the recent announcement by the Commonwealth of Pennsylvania regarding upcoming negotiations for a new online contract, all progressing as planned, I am very excited about the Company’s future.”

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries worldwide, a leading supplier of server based gaming machines and systems, Amusement and Skill with Prize betting terminals, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games’ customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Company Contact:

Investor Relations

Scientific Games Corporation

212-754-2233

Forward-Looking Statements

Certain statements in this press release which are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, including those relating to timing of contracts, renewals or other events, business plans and performance objectives, are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance.  Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions in our markets; technological change; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; seasonality; dependence on suppliers and manufacturers; factors associated with foreign operations; failure to retain, renew or perform on contracts; resolution of pending or future litigation; and other factors described from time to time in our filings with the SEC, including our most recent

Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.